Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Net Income Rises 135 Percent over Year-Ago Quarter;

Revenue Highest Since 2001

Highlights:

•	Net income was $355 million, up 135% from first quarter of 2003.

•	Income from continuing operations was $350 million, up 79% from 2003.

•	$108 million in new annual savings toward third-straight $1 billion-plus cost challenge; 230 basis point decline in cost of goods to 77.9% of sales.

•	Debt to capital ratio at 34.9%, within the company’s targeted range.

•	Five of six segments showed double-digit increases in profitability year over year; engineered products up 88% and flat rolled products up 25%.

•	Substantial completion of divestiture program with sale of specialty chemicals and other businesses.

New York, NY – April 6, 2004 — Alcoa today reported first quarter net income of $355 million, or $0.41 per diluted share, more than double the $151 million, or $0.17, in the first quarter of 2003, and up 22 percent from $291 million, or $0.33, in the previous quarter.

Income from continuing operations was $350 million, or $0.40, up 79 percent from the $195 million, or $0.23, in the first quarter of 2003, and higher than the $340 million, or $0.39, in the previous quarter. The previous quarter’s results included $105 million in pre-tax gains from insurance settlements and a lower effective tax rate. The first quarter benefits from a $58 million after-tax gain on the sale of the chemicals business, half of which was offset by higher costs from a customer bankruptcy, litigation settlements, and restructuring.

“In the quarter, our downstream aluminum businesses strengthened as end markets in Europe and the U.S. expanded,” said Alain Belda, Chairman and CEO of Alcoa. “Demand for aluminum fabricated products was the highest in three years, driving prices higher. In a stronger market, we achieved earnings growth by keeping our focus on both growth and costs, laying the groundwork for further improvements in profitability.”

Market Overview

Revenue in the quarter was $5.7 billion, the highest in almost three years, and up 11 percent year over year and 3 percent on a sequential basis. Higher aluminum prices and stronger shipments of engineered and flat-rolled products offset the seasonal decline in consumer packaging and lower third-party alumina sales as more alumina was dedicated to internal demand. The strong fabricated aluminum shipments were driven by double-digit increases in sales to the commercial vehicle, automotive, and aerospace markets.

“Looking forward, we expect that the recent, rapid increase in aluminum prices will have a greater impact in the second quarter and contribute to improved profitability,” said Belda. On a year-over-year basis, the alumina, aluminum, and flat-rolled products segments all benefited from more robust pricing.

Costs, Savings, and Management Actions

In the quarter, the company achieved $27 million in new sustainable savings — $108 million on an annualized basis — toward its $1.2 billion cost challenge. Those savings overcame higher employee benefit costs, and contributed to a 230 basis-point reduction in cost of goods sold to 77.9 percent of sales. In addition, energy costs were $40 million higher than in the fourth quarter.

On the sale of its specialty chemicals business, the company earned $58 million after-tax, half of which was offset in the quarter by costs associated with litigation settlements in the U.S., debt allowances for a bankrupt customer, and ongoing restructuring to reduce costs. The reduction of the effective tax rate was driven by the chemicals sale and is included in the $58 million gain figure.

Stronger Balance Sheet

The company’s debt-to-capital ratio declined to 34.9 percent, putting it within the company’s targeted range. The company has reduced its debt by approximately $1.5 billion in the past 12 months, lowering its debt-to-capital ratio by 850 basis points. In addition to the sale of the chemicals business, the company substantially completed its divestiture program by selling two foil mills, and the automotive fasteners and packaging equipment businesses.

The company continued to manage capital effectively as days of working capital decreased in the quarter. In the quarter, capital expenditures were $192 million, 69 percent of depreciation.

Positioning the Company for Future Growth

Alcoa continues to make long-term investments to improve its world-class refining position. Alcoa World Alumina and Chemicals, Alcoa’s global alliance with Alumina Ltd., received approval for an upgrade at its Pinjarra refinery. Along with a newly completed expansion at its Jamaica refinery and on-going expansion at its Suriname facility, that project will add 1.1 million metric tons per year to alumina capacity. The company is in varying stages of planning and designing alumina expansions in Brazil, Jamaica, and Australia. Final decisions on those projects are expected in the second half of the year.

Discussions on Brazilian and Canadian smelter projects continue, and infrastructure construction for the new smelter in Iceland is proceeding on schedule. The company also announced plans to build a new low-cost extrusion plant in Romania to serve the building and construction market in Europe.

Providing Solutions to Customers

The company leveraged its technology and manufacturing excellence to provide innovative solutions for customers in transportation markets. In the automotive market, Alcoa worked in partnership with General Motors to commercialize GM’s new forming process for aluminum body and closure panels featured on the lift gate for the 2004 Chevrolet Malibu Maxx. This advance will help extend luxury, aluminum styling to higher-volume vehicles, accelerating the deployment of aluminum in automotive applications.

Alcoa Fastening Systems signed new three-year agreements with Mitsubishi and Kawasaki to supply the Japanese manufacturers with over 350 different fasteners for various commercial aircraft programs.

Alcoa Wheels and Forged Products signed a 3-year contract with Heil Trailer, makers of tankers and trailers, to supply 12,000 to 15,000 wheels per year to its factories in the U.S., U.K., Argentina and Thailand. In the Australian and New Zealand markets, AFL Automotive was named the full service electrical distribution supplier for Sterling Trucks.

Quarterly Analyst Workshop

Alcoa’s quarterly analyst workshop will be at 4:00 p.m. EDT on Thursday, April 22, 2004. The meeting will be web cast via alcoa.com. Call information and related details will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing its expertise in design, engineering, and production to customers. Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indices since 2001. The company has 120,000 employees in 41 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System, or ABS, is an integrated set of principles and tools used to manage Alcoa businesses, based on three principles: make to use; eliminate waste; and people linchpin the system. ABS begins with an understanding of customers’ requirements, identifies what is needed to meet them, and then empowers employees to eliminate waste and solve problems through continuous improvements in costs, quality and speed.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the company’s inability to complete or to complete in the anticipated timeframe pending divestitures, acquisitions or expansion projects or to realize the projected amount of proceeds from divestitures, (b) the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, (c) unexpected changes in global economic, business, competitive, market and regulatory factors, and (d) the other risk factors summarized in Alcoa’s 2003 Form 10-K Report and other SEC reports.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31 2004	March 31 2003	December 31 2003
Sales	$5,696	$5,140	$5,532

Cost of goods sold	4,438	4,098	4,435
Selling, general administrative, and other expenses	344	297	346
Research and development expenses	45	50	47
Provision for depreciation, depletion, and amortization	303	285	312
Restructuring and other charges	(31)	(4)	(26)
Interest expense	64	88	71
Other income, net	(22)	(36)	(139)

	5,141	4,778	5,046

Income from continuing operations before taxes on income	555	362	486
Provision for taxes on income	155	108	103

Income from continuing operations before minority interests’ share	400	254	383
Less: Minority interests’ share	50	59	43

Income from continuing operations	350	195	340

Income (loss) from discontinued operations	5	3	(49)

Cumulative effect of accounting change	—	(47)	—

NET INCOME	$355	$151	$291

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.40	$.23	$.39
Income (loss) from discontinued operations	.01	—	(.06)
Cumulative effect of accounting change	—	(.06)	—

Net income	$.41	$.17	$.33

Diluted:
Income from continuing operations	$.40	$.23	$.39
Income (loss) from discontinued operations	.01	—	(.06)
Cumulative effect of accounting change	—	(.06)	—

Net income	$.41	$.17	$.33

Average number of shares used to compute:
Basic earnings per common share	869,402,685	845,065,093	866,243,592
Diluted earnings per common share	878,755,125	846,328,622	871,969,592

Common stock outstanding at the end of the period	869,356,569	845,157,381	868,490,686

Shipments of aluminum products (metric tons)	1,312,000	1,198,000	1,320,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	March 31 2004	December 31 2003
ASSETS
Current assets:
Cash and cash equivalents	$459	$576
Receivables from customers, less allowances: $116 in 2004 and $105 in 2003	2,854	2,521
Other receivables	275	350
Inventories	2,816	2,524
Deferred income taxes	240	267
Prepaid expenses and other current assets	656	502

Total current assets	7,300	6,740

Properties, plants, and equipment, at cost	24,930	24,797
Less: accumulated depreciation, depletion, and amortization	12,459	12,240

Net properties, plants, and equipment	12,471	12,557

Goodwill	6,567	6,549
Other assets	5,563	5,316
Assets held for sale	198	549

Total assets	$32,099	$31,711

LIABILITIES
Current liabilities:
Short-term borrowings	$38	$56
Accounts payable, trade	2,230	1,976
Accrued compensation and retirement costs	953	948
Taxes, including taxes on income	680	703
Other current liabilities	923	878
Long-term debt due within one year	490	523

Total current liabilities	5,314	5,084

Long-term debt, less amount due within one year	6,782	6,692
Accrued postretirement benefits	2,213	2,220
Other noncurrent liabilities and deferred credits	3,249	3,389
Deferred income taxes	851	804
Liabilities of operations held for sale	39	107

Total liabilities	18,448	18,296

MINORITY INTERESTS	1,357	1,340

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,792	5,831
Retained earnings	8,074	7,850
Treasury stock, at cost	(1,986)	(2,017)
Accumulated other comprehensive loss	(566)	(569)

Total shareholders’ equity	12,294	12,075

Total liabilities and equity	$32,099	$31,711

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	1Q03	2Q03	3Q03	4Q03	2003	1Q04
Consolidated Third-Party Revenues:
Alumina and Chemicals	$449	$491	$526	$536	$2,002	$463
Primary Metals	732	805	816	876	3,229	878
Flat-Rolled Products	1,152	1,200	1,176	1,287	4,815	1,450
Engineered Products	1,390	1,455	1,369	1,375	5,589	1,523
Packaging and Consumer	749	836	812	818	3,215	744
Other	668	710	636	640	2,654	638

Total	$5,140	$5,497	$5,335	$5,532	$21,504	$5,696

	1Q03	2Q03	3Q03	4Q03	2003	1Q04
Consolidated Intersegment Revenues:
Alumina and Chemicals	$240	$248	$258	$275	$1,021	$338
Primary Metals	840	690	740	828	3,098	1,038
Flat-Rolled Products	20	15	17	14	66	23
Engineered Products	9	5	5	5	24	4
Packaging and Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total	$1,109	$958	$1,020	$1,122	$4,209	$1,403

	1Q03	2Q03	3Q03	4Q03	2003	1Q04
Consolidated Third-Party Shipments (Kmt):
Alumina and Chemicals	1,794	1,939	1,982	1,956	7,671	1,718
Primary Metals	453	495	488	516	1,952	469
Flat-Rolled Products	434	453	450	482	1,819	515
Engineered Products	223	221	222	213	879	234
Packaging and Consumer	36	42	40	49	167	38
Other	52	56	62	60	230	56

Total Aluminum	1,198	1,267	1,262	1,320	5,047	1,312

Alcoa’s average realized price-Primary	$0.69	$0.68	$0.71	$0.73	$0.70	$0.79

	1Q03	2Q03	3Q03	4Q03	2003	1Q04
After-Tax Operating Income (ATOI):
Alumina and Chemicals	$91	$89	$113	$122	$415	127
Primary Metals	166	162	163	166	657	192
Flat-Rolled Products	53	56	59	53	221	66
Engineered Products	29	46	47	33	155	62
Packaging and Consumer	53	57	52	52	214	35
Other	9	17	8	17	51	18

Total	$401	$427	$442	$443	$1,713	$500

	1Q03	2Q03	3Q03	4Q03	2003	1Q04
Reconciliation of ATOI to consolidated net income:
Total ATOI	$401	$427	$442	$443	$1,713	$500
Impact of intersegment profit adjustments	7	(4)	2	4	9	23
Unallocated amounts (net of tax):
Interest income	5	6	7	6	24	7
Interest expense	(57)	(52)	(49)	(46)	(204)	(41)
Minority interests	(59)	(75)	(54)	(43)	(231)	(50)
Corporate expense	(57)	(81)	(65)	(84)	(287)	(74)
Restructuring and other charges	4	(2)	(1)	25	26	31
Discontinued operations	3	(1)	(2)	(49)	(49)	5
Accounting change	(47)	—	—	—	(47)	—
Other	(49)	(2)	—	35	(16)	(46)

Consolidated net income	$151	$216	$280	$291	$938	$355